Exhibit 99.1

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FOR FURTHER INFORMATION:

At the company:
Wayne W. Schultz
Senior Vice President - Finance
(417) 890-0102

FOR IMMEDIATE RELEASE
Wednesday, November 8, 2000

DT INDUSTRIES REPORTS NET SALES INCREASE 15%, NET LOSS IN Q1

o     Record Order Rate, Increasing Backlog Fuel Positive Outlook
o     Strengthened Operational, Financial Controls Being Implemented
o     Company Identifies Two Businesses for Possible Divestiture

SPRINGFIELD, Mo., November 8, 2000--DT Industries, Inc. (Nasdaq: DTIIE) today reported a first-quarter net loss of $3.1 million, or 31 cents per diluted share, compared with a net loss of $2.1 million, or 21 cents per diluted share, a year earlier. Net sales for the quarter ended September 24, 2000, increased 15 percent to $116.5 million from $101.1 million in the corresponding prior-year period.

The order inflow continues to remain strong. For the first quarter, orders totaled a record $167.9 million, compared with $124.7 million in the first three months last year, an increase of $43.2

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million or 34.6%. Backlog at the end of the quarter was $311.1 million, up from
$206.3 million a year earlier.

"Although the recently reported accounting irregularities at two of our subsidiaries and the ensuing management changes have been disruptive, we are encouraged by the strong increase in orders and backlog," said James J. Kerley, chairman of the board. "We believe this trend, coupled with the operational improvements we are implementing, will contribute to improved results over the next few quarters."

Divestitures To Help Pay Down Debt

Kerley also noted that, as previously announced, DT Industries has retained the investment banking firm of Brown Gibbons Lang & Co. to explore the possible divestiture of one or more business units. As of the date of this announcement, two business units, collectively accounting for more than $50 million in annual sales, have been identified for possible divestiture:

o Detroit Tool Metal Products Co., Lebanon, Missouri, is a stamping and fabrication business, primarily serving trucking and agricultural customers, with sales of approximately $38 million in fiscal 2000. It is a part of the company's "Other Businesses" segment.

o Peer Division, Benton Harbor, Michigan, a manufacturer of welding systems primarily for automotive industry suppliers, is a part of the Automation segment. It had fiscal 2000 sales of about $16 million.

""We plan to use the net proceeds from the divestitures to help pay down debt."
Kerley said. "The Company is over-leveraged. The planned pay-down of the current level of senior debt is a must if we are to be able to put together a satisfactory new credit facility."

Kerley also said DT Industries has begun discussions with potential lenders to refinance the Company's senior secured credit facility. That facility matures in July 2001 and is carried as a current liability on DT Industries' consolidated balance sheet.

Improved Fiscal 2001 Expected

"The possible divestitures and refinancing are among many steps, including implementing cost controls and diversifying our customer base, that we believe will help us achieve results in Fiscal 2001 that will surpass each of the two previous years," Kerley said.

Sales in the Automation segment increased 38.8 percent to $84.4 million from $60.8 million a year earlier. The increase is primarily the result of substantial order activity over the past 15 months from a significant electronics customer. Kerley said he expects strong revenue recognition from electronics backlog through fiscal 2001. Several of the Automation segment divisions are participating in the increased business.

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First-quarter Automation segment margins, however, decreased as a result of a tremendous ramp-up in production to meet delivery requirements and the resulting inefficiencies and increased costs. The Company expects that the inefficiencies will diminish in future quarters.

Sales in the Packaging segment decreased to $22.8 million from $31.9 million.
Sales of plastics-related extrusion equipment were especially soft. The Company is exploring the profitability of this product line and strategic alternatives.
Sales of other packaging equipment, including rotary presses, fillers, and line integration, were also lower in the first quarter although the Company expects improvements over the remainder of fiscal 2001. Packaging gross margins decreased in the first quarter primarily because of the manufacturing inefficiencies resulting from the lower sales. Kalish and Sencorp had lower gross margins in the first quarter from the continuing project issues with certain larger, custom packaging systems. These projects are substantially completed and are not expected to significantly impact future quarters.

Overall, DT Industries' gross profit remained constant at about $20 million over both periods, but gross margin as a percent of sales decreased to 17.2 percent from 19.8 percent in the first quarter of last year. Kerley said, "Although we have experienced lower gross margins in both of our primary business segments, we expect these to improve as the year progresses."

Selling, general and administrative costs were flat in the first quarter. "The cost controls we began implementing in fiscal 2000 helped maintain the level of selling, general and administrative expenses in the first quarter", said Kerley.
With the increase in sales, SG&A, as a percent of sales, dropped to 16.9 percent in the first quarter of fiscal 2001 from 19.6 percent in the prior year quarter.
The Company does expect increases in legal and professional fees in fiscal 2001, primarily associated with issues arising out of the Kalish and Sencorp accounting irregularities.

`Stronger Company' Emerging

"While the past few months have been extremely trying for DT Industries and its shareholders, I firmly believe that we will emerge a much stronger company in the longer term," Kerley said. "We recognize that we face significant challenges, but our overriding goal remains to enhance the performance of the company and the value of an investment in DT Industries. As previously announced, we have hired Stephen J. Perkins as our new president and chief executive officer, and we believe that he is the ideal individual to lead the Company through the challenges facing us in the months and years ahead." The
Company is continuing extensive searches for a chief financial officer for the corporate staff and top operating management for its Packaging segment.

The Company also announced that Graham Lewis has submitted his resignation from the Board of Directors, effective immediately. As previously announced, Mr.
Lewis' employment with the Company terminated in early October.

DT Industries is a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products. The company also produces precision metal components, tools and dies for a broad range of industrial applications.


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Certain information contained in this press release includes forward- looking statements. These statements comprising all statements herein which are not historical are based upon the Company's interpretation of what it believes are significant factors affecting its businesses, including many assumptions regarding future events, and are made pursuant to the safe harbor provisions of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. References to "opportunities",
"growth potential", "objectives" and "goals", the words "anticipate", "believe",
"estimate", "expect", and similar expressions used herein indicate such forward-looking statements. Actual results could differ materially from those anticipated in any forward-looking statements as a result of various factors, including economic downturns in industries or markets served, delays or cancellations of customer orders, delays in shipping dates of products, significant cost overruns on certain projects, excess product warranty expenses, collectibility of past due receivables, significant restructuring or other special, non-recurring charges, foreign currency exchange rate fluctuations, delays in achieving anticipated cost savings or in fully implementing project management systems, availability of credit at acceptable terms, changes in interest rates, increased inflation, the outcome of pending litigation related to the previously announced accounting irregularities, and the Company's ability to implement operational and financial systems to manage the Company's decentralized operations.


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                               DT Industries, Inc.

                      Consolidated Statement of Operations
                (Dollars in thousands, except per share data)
                                   (unaudited)

                                                        Three Months Ended
                                                    September 24, September 26,
                                                       2000           1999
                                                   -------------  -------------
Net sales                                          $ 116,451      $ 101,129
Cost of sales                                         96,446         81,078
                                                   -------------  -------------
Gross profit                                          20,005         20,051
Selling, general and administrative expenses          19,721         19,846
                                                   -------------    -----------
Operating income                                         284            205

Interest expense                                       3,462          1,798

Dividends on Company-obligated, mandatorily
  redeemable convertible preferred securities of
  subsidiary DT Capital Trust
  holding solely convertible junior
  subordinated debentures of the
  Company, at 7.16% per annum                           1,342         1,253
                                                   -------------  -------------
Loss before benefit for income taxes                   (4,520)       (2,846)
Benefit for income taxes                               (1,396)         (709)
                                                   -------------  -------------

Net loss                                           $   (3,124)    $  (2,137)
                                                   ============= ==============
Net loss per common share:
     Basic                                         $    (0.31)   $    (0.21)
     Diluted                                       $    (0.31)   $    (0.21)
                                                   ============= ==============
Weighted average common shares outstanding:
     Basic                                         10,107,274    10,107,274
     Diluted                                       10,107,274    10,107,274
                                                   ============= ==============


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

                               DT Industries, Inc.
                         Consolidated Balance Sheets
                (Dollars in thousands, except per share data)
                                   (unaudited)

                                                     September 24,     June 25,
                                                        2000             2000
                                                      -------------   ---------

Assets
Current assets:
     Cash and cash equivalents                      $   9,634       $  8,705
     Accounts receivable, net                          55,110         58,924
     Costs and estimated earnings in excess of
       amounts billed on uncompleted contracts        104,785         94,925
     Inventories, net                                  56,248         52,926
     Prepaid expenses and other                        16,214         14,296
                                                      ------------   ----------
          Total current assets                        241,991        229,776
Property, plant and equipment, net                     71,419         73,218
Goodwill, net                                         171,843        173,823
Other assets, net                                       3,906          4,253
                                                      -------------  ----------
                                                    $ 489,159      $ 481,070
                                                      ============= ===========
Liabilities and Stockholders' Equity
Current liabilities:
     Current portion of other long-term debt          $   700       $    713
     Senior secured term and revolving credit
       facility                                       133,212            ---
     Accounts payable                                  44,196         47,189
     Customer advances                                 22,697         22,411
     Accrued liabilities                               33,276         35,446
                                                      -------------  ----------
          Total current liabilities                   234,081        105,759
                                                      -------------  ----------
 Senior secured term and revolving credit facility        ---        119,188
 Other long-term debt                                   8,792          6,956
 Deferred income taxes                                 10,375         10,375
 Other long-term liabilities                            3,713          3,709
                                                      -------------  ----------
          Total long-term obligations                  22,880        140,228
                                                      -------------  ----------
Commitments and contingencies
Company-obligated, mandatorily redeemable convertible
  preferred securities of subsidiary DT Capital Trust
  holding solely convertible junior subordinated
  debentures of the Company                            70,000         70,000
                                                      -------------  ----------
Stockholders' equity:
     Preferred stock, $0.01 par value; 1,500,000
       shares authorized; no shares issued and
       outstanding
     Common stock, $0.01 par value; 100,000,000
       shares authorized; 10,107,274 shares
       outstanding                                        113            113
     Additional paid-in capital                       133,348        133,348
     Retained earnings                                 61,254         64,378
     Cumulative translation adjustment                 (1,739)        (1,978)
     Less - Treasury stock (1,268,488 shares), at
       cost                                           (30,778)       (30,778)
                                                     -------------  -----------
       Total stockholders' equity                     162,198        165,083
                                                     -------------  -----------
                                                     $489,159       $481,070
                                                     ============= ============
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